News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

JEFF SMISEK TO BECOME CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CONTINENTAL AIRLINES; LARRY KELLNER TO RETURN TO PRIVATE EQUITY AFTER 14 YEARS WITH THE AIRLINE

HOUSTON, July 16, 2009 --  Continental Airlines (NYSE: CAL) announced today that Jeff Smisek, 54, Continental’s president and chief operating officer and a member of the board of directors, will become chairman and chief executive officer, effective January 1, 2010.  Smisek will succeed Larry Kellner, 50, who has decided to return to private equity at year-end after 14 years with Continental, the last five of them as chairman and CEO.

  “It has been a great honor to lead the professional men and women of Continental and be part of the premier airline in the industry,” Kellner said.  “I have worked closely with Jeff throughout my tenure, and he is a strong and effective leader.  I am confident Jeff will maintain Continental’s unique culture and successfully lead the Continental team through these challenging times.

“While I will deeply miss my co-workers at Continental, it is the right time for this transition.  Continental has gained approval from DOT of our Star Alliance application, which will allow us to continue as an effective global competitor,” Kellner added.

“The Board thanks Larry for his tremendous leadership of Continental during some of the most challenging times this industry has faced,” said Henry Meyer, lead director for Continental.  “The Board has consistently focused on succession planning, and Jeff’s experience, skills and long partnership with Larry make him the ideal executive to succeed Larry as chairman and CEO. We look forward to working with Jeff as he continues Continental’s industry leadership.”

 “Although I am saddened that Larry has decided to move on, I respect his decision and wish him continued success,” said Smisek.  “Over the next several months, Larry and I will work together to ensure a smooth transition.  Our entire team will remain focused on returning our company to profitability, and Continental’s great culture will continue to be the driving force of the company’s long-term success,” he added.

Houston-based board member Pastor Kirbyjon Caldwell noted Kellner’s civic contributions.   “The Houston community has been blessed with having Larry as both a leader at Continental and a leader of our community.  Continental has been a tremendous partner to the Houston community and we look forward to working with Jeff as he assumes his new role,” said Pastor Caldwell.

 Continental was named Fortune magazine’s No. 1 Most Admired Global Airline in each year of Kellner’s tenure as chairman and CEO.  He fostered Continental’s working together culture, while leading the carrier’s expansion into London Heathrow, China and India and focusing the company on fuel efficiency and environmental responsibility.

Kellner will head Emerald Creek Group, LLC, a new private investment firm based in Houston.

Jeff Smisek biography

Jeff Smisek is president and chief operating officer of Continental Airlines and a member of the Board of Directors. He is responsible for airline operations, including flight operations, inflight, airports, catering, cargo, maintenance and technical operations, and also human resources and labor relations, global real estate, security and environmental affairs, corporate communications, federal affairs, and international, state and local affairs.  Over the course of his tenure at Continental, he has also overseen sales and marketing, technology and legal affairs.

Smisek joined the airline in March 1995 as senior vice president and general counsel, and has since held positions of increasing responsibility. He became president in December 2004 and president and chief operating officer in September 2008.  Prior to joining Continental, Smisek was a partner at Vinson & Elkins LLP, where he specialized in corporate finance and securities law.

Smisek graduated from Princeton University, A.B. summa cum laude in economics, in 1976, and Harvard Law School, J.D. magna cum laude, in 1982. He also serves on the board of directors of National Oilwell Varco, Inc. Smisek and his wife reside in Houston and are long-time supporters of numerous charitable and civic organizations.

Larry Kellner biography

Kellner joined Continental in 1995 as chief financial officer. In May 2001, he was elected president of the airline and to the Board of Directors, and in March 2003, he was named president and chief operating officer. He became chairman and chief executive officer in December 2004.

Prior to joining Continental, Kellner was executive vice president and chief financial officer of American Savings Bank, owned by The Robert M. Bass Group. Prior to that, he was executive vice president and chief financial officer of The Koll Company, a private real estate investment and construction firm.

Kellner graduated magna cum laude with a bachelor of science in business administration from the University of South Carolina, where he served as Student Body President.  In addition, the University of South Carolina presented him with the Distinguished Alumni Award in 1998.

Kellner is active in numerous community and civic organizations. He currently serves on the board of directors for Marriott International and the Air Transport Association. On the civic front, he is a member of the board of directors for the Methodist Hospital, YMCA of Greater Houston, the Greater Houston Partnership, the Spring Branch Education Foundation, and Central Houston, Inc., and is a member of the Boy Scouts of America National Executive Board. Kellner also serves on the advisory boards of the March of Dimes and Teach for America, and is on the development board of the University of Texas Health Science Center at Houston. He resides in Houston with his wife, Susan, and their four children.
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